BOK FINANCIAL CORPORATION
Exhibit 10.4.1(b)

                        AMENDMENT TO EMPLOYMENT AGREEMENT


         This amendment to employment agreement ("First Amendment") is made this 26 day of March 2003 (the "Agreement Date") among the following parties ("Parties"):

         Bank of Oklahoma, National Association ("Bank"), BOK Financial Corporation ("BOKF") and V. Burns Hargis, an individual residing in Oklahoma City, Oklahoma (the "Executive").

         In consideration of the mutual promises hereafter made and other good and valuable consideration (the receipt and sufficiency of which the Parties hereby acknowledge), and intending to be legally bound hereby, the Parties hereby agree as follows:

1) Purpose of the First Amendment. The Parties have heretofore entered into that certain Employment Agreement date November --, 1977 (the "Employment Agreement"). The Term of the Employment Agreement terminated on December 1, 2002, though Executive continued in the employment of Bank as if the Employment Agreement had not terminated. The purpose of this First Amendment is to set forth the terms and conditions of the continued employment of Executive by the Bank.

2) Extension of Term. The Term (as defined in Paragraph 5 of the Employment Agreement) is hereby extended for a period of five years, subject to termination for cause as provided in the Employment Agreement and without cause as hereafter provided in this First Amendment.

3) Termination Following Change of Control. In the event the employment of Executive is terminated by the Bank without cause within one year of a Change of Control (as hereafter defined), Bank shall pay Executive in one lump-sum payment an amount equal to Executive's monthly Salary at the date of termination times the number of full calendar months remaining in the Term following the date of termination divided by two. The lump-sum payment, less usual and customary payroll deductions for FICA, federal and state withholding, and the like, shall be paid by the Bank by its corporate check not later than ten business days following the date of termination.

4) Change of Control Defined. As used herein, A Change of Control shall be deemed to have occurred if, and only if, George B. Kaiser, affiliates of George B. Kaiser, and/or members of the family of George B. Kaiser collectively cease to own directly and indirectly more shares of the voting capital stock of BOK Financial Corporation or the Bank than any other shareholder (or group of shareholders acting in concert to control BOK Financial Corporation or the Bank to the exclusion of George B. Kaiser, affiliates of George B. Kaiser, or members of the family of George B. Kaiser).

5) Termination Without Change of Control. In the event the employment of Executive is terminated without cause and in the absence of a Change of Control, the Bank shall pay Executive such salary and/or benefits as may be mutually agreed.

6) Miscellaneous Provisions. The miscellaneous provisions of Paragraph 12 of the Employment Agreement shall apply to this First Amendment.

Dated as of the First Amendment Date.

                                         Bank of Oklahoma, National Association

                                         By /s/ Stanley A. Lybarger
                                         ----------------------------

                                         BOK Financial Corporation

                                         BY /s/ Stanley A. Lybarger
                                         ----------------------------
                                         /s/ V. Burns Hargis
                                         ----------------------------